Exhibit 99.5
Consent of
Kenneth A. Hersh
     Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1993, as amended, in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) of Resolute Energy Corporation (the “Company”), the undersigned hereby consents to being named and described in the Registration Statement and in any and all amendments or supplements thereto to be filed with the U.S. Securities and Exchange Commission as a person about to become a director of the Company and to the filing or attachment of this Consent with such Registration Statement and any amendment or supplement thereto.
     IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 5th day of August, 2009.

/s/ Kenneth A. Hersh
Kenneth A. Hersh